UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 6, 2012 (January 2, 2012)

Global Geophysical Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34709	05-0574281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13927 South Gessner Road, Missouri City, TX 77489 (Address of principal executive offices) (Zip Code) Registrant's telephone number, including area code: (713) 972-9200
________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Marc A. Lawrence (“Mr. Lawrence”), age 65, has been promoted to the position of Vice President, Gulf of Mexico, with increased policy making responsibilities effective as of January 2, 2012. He joined Global in 2010 as its Offshore Multi-Client Manager, bringing over 30 years of experience worldwide and throughout all disciplines of the seismic industry, as business activities have taken him around the world including South East Asia, North and South America, Australia, China, Russia and throughout Europe. Mr. Lawrence began his seismic career in 1977, when he joined Fairfield Industries, Inc., a privately held geophysical service company, as a Geophysicist and operated marine seismic crews in Indonesia, Brazil, the South Pacific Ocean and the Gulf of Mexico. He was promoted to Vice President in 1984 and became Senior Vice President in 1993, being appointed to the Board of Directors the same year. Mr. Lawrence has received both his BS and MS degrees in Geology from the University of Florida, where he has been active in alumni activities. He served as a U.S. Army artillery officer in Vietnam (1968-1969) and was highly decorated for valor in combat being awarded the Silver Star, two Bronze Stars, the Purple Heart and the Air Medal. Mr. Lawrence is on the Executive Advisory Board of the World Energy Group and on the Board of IAGC (International Association of Geophysical Contractors), where he previously served as the Chairman of the Board. He is active with NOIA (National Ocean Industries Association) and IPAA (Independent Petroleum Association of America). Mr. Lawrence is a certified Geophysicist licensed by the Board of Professional Geoscientists of the state of Texas, a member of the Petroleum Club of Houston, and a benefactor of the Houston Museum of Natural Science.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL GEOPHYSICAL SERVICES, INC.

January 6, 2012	By:	/s/ P. Mathew Verghese
P. Mathew Verghese
Senior Vice President and Chief Financial Officer